Exhibit 10.17

Release Agreement

I, Zain Kassam, understand and agree completely to the terms set forth in this Release Agreement (the “Release”) and in the Amended and Restated Executive Employment Agreement (the “Employment Agreement”) dated March 12, 2021, by and between Finch Therapeutics Group, Inc. (“Company”) and me, as a result of my voluntary resignation without Good Reason effective on November 5, 2021 (the “Termination Date”). I understand that I am not entitled to any payments set forth in Section 1 below if I do not sign this Release and return it to Company pursuant to the terms set forth herein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Section 1.
Payments Upon Termination. On the Termination Date, I shall be paid an amount equal to (i) Forty-Three Thousand Six Hundred Dollars ($43,600), less lawful deductions (which is an amount equal to thirty percent (30%) the pro-rated amount of my Target Bonus for the period of time worked in 2021 through the Termination Date), plus (ii) Two Hundred and Eighteen Thousand Dollars ($218,000.00), less lawful deductions (which is an amount equal to the sum of six (6) times my monthly base salary as of the Termination Date).
Section 2.
General Release and Knowing Waiver of Employment-Related Claims. For and in consideration of the payment described in Section 1, I, on my own behalf and on behalf of my successors and assigns (collectively referred to as “Releasor”), hereby release and forever discharge the Company, its affiliates, and their respective stockholders, members, predecessors, successors, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever (collectively, “Claims”), whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the time to the day of the date of this Release, including, but not limited to, the following:
(a)
all such Claims and demands directly or indirectly arising out of or in any way connected with my employment with Company, including but not limited to providing services to the Company, or the termination of that employment and provision of services;
(b)
all such Claims and demands related to salary, bonuses, commissions, stock, stock options, units, profits interests or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, separation pay and/or any other form of compensation or wages to which I may be entitled whether under common law, the Massachusetts Payment of Wages Act, (M,G.L. c. 149, sections 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.), or otherwise;
(c)
any Claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, , the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Consolidated Omnibus Budget Reconciliation Act of 1985, the anti-retaliation provisions of any federal or state statute, including state workers’ compensation statutes, and any other applicable state or local statutes, including the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101); the Massachusetts Parental Leave Law (M.G.L. c. 149, section 105D); the Massachusetts Family and Medical Leave Law (M.G.L. c. 175M);
(d)
any Claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing; and

(e)
any Claims of constructive discharge, discrimination, harassment, retaliation, fraud, defamation, intentional tort, emotional distress and negligence; and

Nothing in this Release shall prevent me from enforcing my rights, if any (i) to my non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by the Company, (ii) to receive continuation coverage pursuant to COBRA, (iii) to indemnification conferred upon me as an officer of the Company pursuant to the Company’s governing documents, under any applicable insurance policies or in accordance with applicable law or (iv) that cannot be waived under applicable law. Further, nothing in this Release affects my rights to provide information to, participate in an investigation by or file an administrative charge or complaint with any Governmental Authorities (defined below), including, but not limited to, the Equal Employment Opportunity Commission or similar administrative agency. However, I agree not to accept any monetary relief or recovery from any charge or complaint filed against any Releasee with any such administrative agency except where authorized by applicable law.

Also, Releasor does not release any Claims against Releasee that may arise after this Release has become effective.

Section 3.
Representation by Counsel and Review Period. I have been advised to consult independent legal counsel before signing this Release, and I hereby represent that I have executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release. I further represent and warrant that I have read this Release carefully, that I have discussed it or have had reasonable opportunity to discuss it with my counsel, that I fully understand its terms, and that I am signing it voluntarily and of my own free will.
Section 4.
Consideration for Release. I acknowledge that the consideration for this Release is consideration to which I would not otherwise be entitled and is in lieu of any rights or claims that I may have with respect to any other remuneration from the Company.
Section 5.
Representation Concerning Filing of Legal Actions. I represent that, as of the date of this Release, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Releasees in any court or with any governmental agency.
Section 6.
Continuing Obligations Concerning Confidential Information and Company Property. I acknowledge and agree that I remain subject to the restrictive covenants contained in Section 3 of the Employment Agreement and the covenants related to Confidentiality & Proprietary Information contained in Section 4 of the Employment Agreement, each of which survives the termination of my employment. I further acknowledge that I am obligated to return to the Company by November [8], 2021, all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, computers, computer disks, pagers, phones and credit cards.
Section 7.
Non-disparagement. Subject to the provisions of Section 8, I will not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, the Company or its officers, directors, managers or employees. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Company. I further agree not to engage in any conduct which is intended to harm, professionally or personally, the reputation of the Company or its officers, directors, managers or employees. For its part, the Company shall direct those of its executives that know of this Release not to make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of you, or adverse to your interests.
Section 8.
Disclosure Exceptions. Nothing in this Release shall prohibit the Releasor from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to the Releasor individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such

Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Releasor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Releasor’s attorney in relation to a lawsuit for retaliation against the Releasor for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Releasor to obtain prior authorization from the Company before engaging in any conduct described in this Section 8, or to notify the Company that he has engaged in any such conduct.
Section 9.
Tax Provision. All payments and benefits provided under the Employment Agreement are intended to be exempt from, or to comply with, the requirements of section 409A of the Code and this Release shall be interpreted and administered in accordance with these intentions. The Severance Benefits and rights to COBRA Reimbursement under the Employment Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception of Treas. Reg. Section 1.409A-1(b)(4), to the maximum extent applicable, and then under the “separation pay” exception of Treas. Reg. Section 1.409A-1(b)(9)(iii), to the maximum extent applicable. All payments that are subject to Section 409A that are to be made upon a termination of the Releasee’s employment may only be made upon the Releasee’s “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), from the Company. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each such installment shall be treated as a separate payment. With respect to any payments that are subject to section 409A of the Code, in no event shall the Releasee, directly or indirectly, designate the calendar year of a payment. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Treas. Reg. Section 1.409A- 3(i)(1)(iv). Notwithstanding the foregoing, the Releasee acknowledges that he has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to the Employment Agreement, including any adverse tax consequence under section 409A and applicable State tax law, and neither the Company nor any of its members, officers, employees, agents or affiliates shall be responsible for any such adverse tax consequences or guarantees any particular tax consequences to the Releasee with respect to payments and benefits under the Employment Agreement.
Section 10.
Amendment of Release. This Release may not be amended or modified except by a writing signed by Joseph Vittiglio, SVP and General Counsel, on behalf of Company and by me.
Section 11.
Governing Law. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereunder.
Section 12.
Neutral Interpretation. This Release shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Release.
Section 13.
Headings. The various headings in this Release are inserted for convenience only and are not part of the Release.
Section 14.
No Admission of Liability. Releasee agrees that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, stockholders, agents, employees and assigns

Section 15.
Waiver of Notice Period. The Company hereby waives the thirty (30)-day period for advance notice of the Executive’s termination of employment required pursuant to Section 6 of the Employment Agreement.

Dated: This 4th day of November, 2021.

/s/ Zain Kassam

Name: Zain Kassam

` /s/ Mark Smith

Finch Therapeutics Group, Inc.

By: Mark Smith

Title: CEO